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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") dated this November 8, 2002, between CHIRAL QUEST, LLC, a Minnesota limited liability corporation (together with its successors and assigns referred to herein as the "Company"), with principal executive offices located at 787 Seventh Avenue, New York, NY 10019 and ALAN ROTH, residing at 2 Aubrey House, Maida Avenue, London W2 1TQ, UK (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Company desires to continue to employ Executive to engage in such activities and to render such services under the terms and conditions hereof and has authorized and approved the execution of this Agreement; and

         WHEREAS, Executive desires to continue to be employed by the Company under the terms and conditions hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

         1.       EMPLOYMENT, DUTIES AND ACCEPTANCE.

                  1.1 SERVICES. You will be employed by the Company as its President and Chief Executive Officer. You will report to the Board of Directors of the Company (the "Board") and shall perform such duties as are consistent with your position as President and Chief Executive Officer (the "Services"). You agree to perform such duties faithfully, to devote all your working time, attention and energies to the business of the Company, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company. Upon approving this Agreement, the Board of Directors shall elect you to serve as a Director on the Board of Directors. The principal place of performance of your services hereunder shall be at the principal offices of the Company or such other place as the Board may reasonably designate.

                  1.2 ACCEPTANCE. Executive hereby accepts such employment and agrees to render the Services.

         2.       TERM OF EMPLOYMENT.

                  2.1 TERM. The Executive's employment under this Agreement (the "Term") shall commence as of the Effective Date (as hereinafter defined) and shall continue for a term of three (3) years, unless sooner terminated pursuant to Section 7 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing Protection of Confidential Information shall continue in effect as specified in Section 9 hereof and survive the expiration or termination hereof. Prior to the expiration of the Term, but no less than ninety (90) days prior to the expiration of the Term, the Term may be extended for additional one (1) year periods upon mutual written consent of the Executive and the Board.

                  2.2 SALARY EFFECTIVE DATE. The Salary Effective Date of this Agreement is the date on which the Company (i) consummates a sale, merger, consolidation, tender offer, business combination or similar transaction involving a majority of the business assets or stock of the Company or (ii) acquires

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all or substantially all of the business assets or stock of another entity in which the Company is the surviving entity.

                  2.3 EFFECTIVE DATE. The effective date of this Agreement is the date as first written above.

         3.       COMPENSATION.

                  3.1 BASE SALARY. The Company shall pay Executive a salary (the "Base Salary") equal to Two Hundred Five Thousand Dollars ($205,000.00) per year for the first year of employment under this Agreement. Following the first year of the Term, Executive shall receive a base salary of $240,000 per year. Payment shall be made monthly, on the last day of each calendar month. This
Section 3.1 shall not become effective and binding on the Company and the Company shall have no obligations pursuant to this Section 3.1 until the Salary Effective Date. The Company agrees to pay Executive an amount equal to $5,000 per month, which amount will accrue and become due and payable in a limp sum payment within 10 days of the Salary Effective Date.

                  3.2 EXPENSE REIMBURSEMENT. All travel and other expenses reasonably incurred by Executive incidental to the rendering of Services to the Company hereunder shall be paid by the Company or reimbursed to Executive upon receipt and approval of expense reports on Company forms supported by appropriate documentation. From time to time, Executive shall submit, and obtain approval for, proposed expense budgets. All unbudgeted expenses in excess of $1,000.00 (individually, or collectively if in connection with a single, related subject or project within a given month) shall require advance approval. The Company will reimburse Executive for reasonable itemized travel and other expenses incurred incidental to rendering services to the Company prior to the Effective Date.

                  3.3 BONUSES. Executive shall be entitled to (a) a bonus in the amount of Thirty Five Thousand Dollars ($35,000) within 10 days of the Effective Date and (b) an annual bonus equal to Thirty Five Thousand Dollars ($35,000), payable within 10 business days of each anniversary of the Salary Effective Date. In addition, the board of directors of the Company (the "Board") may, at its sole discretion, issue an additional bonus to the Executive in an amount to be determined by the Board in its sole discretion. This Section 3.3 shall not become effective and binding on the Company and the Company shall have no obligations pursuant to this Section 3.3 until the Salary Effective Date.

                  3.4 OPTIONS. Executive shall be entitled to receive options to purchase a number of interests of the Company equal to 1,150,000 interests (determined by taking 10% of the issued and outstanding interests of the Company as of the Effective Date) at a price per share equal to $1.12 (the "Options") (subject to adjustment for splits and/or other capital restructuring), which shall vest as follows:

                  (a) 383,333 of the Options will vest on the date that is one year from the Salary Effective Date;

                  (b) 383,333 of the Options will vest on the date that is two years from the Salary Effective Date; and

                  (c) 383,334 of the Options will vest on the date that is three years from the Salary Effective Date;

No Options will vest until the first anniversary of the Salary Effective Date. With the exception of the foregoing terms described in this Section 3.4, all terms of the Options will be consistent with Company's employee stock option plan to be implemented by the Company following the Salary Effective Date. In the event Executive is terminated without Cause, or terminates his employment for a Good Reason,

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all Options shall immediately vest and shall expire unless exercised prior to the date that is 90 days from the date of termination.

         4.1 WORK PRODUCT AND INVENTIONS. Executive agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors other than the Executive, licensees, successors or assigns (collectively, the "Affiliates"), including, without limitation, information relating to the development of technologies in chiral chemistry that are created, discovered, developed or made known to the Company or any of the Affiliates by Executive during the Term and information relating to the Company's customers, suppliers, Executives, and licensees, and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company's or the Affiliates' employees and/or Executives (including, without limitation, the compensation, job responsibility and job performance of such employees and/or Executives).

         4.2 EXECUTIVE DISCLOSURE. Executive agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications that relate to the business of the Company (collectively hereinafter referred to as the "Inventions"), made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

         4.3 PROPRIETARY RIGHTS AND EXECUTIVE COOPERATION. Executive agrees that the Company shall have exclusive, worldwide, royalty-free rights to all Inventions related to the business of the Company. Such Inventions, if any, shall be owned exclusively by the Company. The Executive further agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights on any such Inventions in any and all countries, and to that end Executive will execute all documents necessary:

                  (i) to apply for, obtain and vest in the name of the Company (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                  (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

         4.4 CONTINUING INTELLECTUAL PROPERTY OBLIGATIONS. Executive's obligation to assist the Company in obtaining and enforcing patents and copyrights for the Inventions in the scope of work as a Executive in any and all countries shall continue beyond the Term.

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         5.       ADDITIONAL BENEFITS.

         During Executive's employment, the Company shall cause Executive to be covered by all the Company's employee benefit plans, in effect from time to time, for which Executive is eligible, including without limitation, any retirement plan or group insurance.

         6.       VACATION.

         Executive shall be entitled to such holidays as are in effect for all of the Company's employees, and to personal leave in accordance with Company policy as in effect from time to time. In addition, Executive shall be entitled twenty (20) business days per year. The timing of such vacation is left to the discretion of Executive, provided the same is not inconsistent with the reasonable business requirements of the Company. Vacation days not used by Executive during a given year may not be accumulated and carried forward to the subsequent year.

         7.       TERMINATION.

                  7.1 DEATH. If Executive dies during the Term of this Agreement, Executive's employment hereunder shall terminate upon his death and all obligations of the Company hereunder shall terminate on such date, except that Executive's estate or his designated beneficiary shall be entitled to payment of any unpaid accrued Base Salary through the date of his death.

                  7.2 DISABILITY. If Executive shall be unable to perform a significant part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company and such inability lasts for a period of at least 180 consecutive days by reason of Executive's physical or mental disability, whether by reason of injury, illness or similar cause, Executive shall be deemed disabled, and the Company any time thereafter may terminate Executive's employment hereunder by reason of the disability. During such 180 day period, the Base Salary and other benefits payable to Executive hereunder shall not be suspended or diminished. Upon delivery to Executive of notice to terminate, all obligations of the Company hereunder shall terminate, except that Executive shall be entitled to payment of any unpaid accrued Base Salary through the date of termination. The obligations of Executive under
Section 8 hereof shall continue notwithstanding termination of Executive's employment pursuant to this Section 7.2.

                  7.3 TERMINATION FOR CAUSE. The Company may at any time during the Term, with fifteen (15) days prior written notice, terminate this Agreement and discharge Executive for Cause, whereupon the Company's obligation to pay compensation or other amounts payable hereunder to or for the benefit of Executive shall terminate on the date of such discharge. As used herein the term "Cause" shall be deemed to mean and include: (i) a material breach by Executive of this Agreement including without limitation a breach by Executive of the obligations set forth in Section 8 hereof; (ii) excessive absenteeism, alcoholism or drug abuse; (iii) substantial neglect or inattention by Executive of or to his duties hereunder; (iv) willful violation of specific and lawful written or oral direction from the Board of Directors of the Company; or (v) fraud, criminal conduct or embezzlement. The following shall be deemed a material breach for the purposes of Subsection (i) hereof: (a) the Executive's conviction for, or a plea of nolo contendere to, a felony or a crime involving moral turpitude; (b) willful misconduct as an employee of the Company, which is detrimental to the business of the Company; or (c) willful or reckless disregard of his responsibilities under this Agreement. The obligations of the Executive under Section 8 shall continue notwithstanding termination of the Executive's employment pursuant to this Section 7.3.

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                  7.4      (a)      Other than with respect to a Change of
Control occurring on the Salary Effective Date, the Executive's employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, "CHANGE OF CONTROL" means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

                           (b)      In that the Executive's employment is
terminated as a result of a Change of Control resulting in the Company or its stockholders receiving at least $50,000,000 in value, then the Company shall (i) pay the Executive the Base Salary for up to one (1) year and (ii) cause any unvested options then owned by the Executive to vest immediately and remain exercisable for 180 days. In addition, at the request of the Executive, the Board of Directors will reasonably consider releasing the Executive from the Non-Competition obligations described in section 8.2 below.

                  7.5 The Executive's employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, "GOOD REASON" shall mean any of the following: (i) the assignment to the Executive of duties inconsistent with the Executive's position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Executive's duties and responsibilities; or
(iii) any reduction by the Corporation of the Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Corporation, including the Executive, shall not be deemed a reduction of the Executive's compensation package for purposes of this definition).

         8.       CONFIDENTIALITY; NON-COMPETITION.

                  8.1 CONFIDENTIALITY. The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary, and, as a result of Executive's employment hereunder, Executive will be in possession of confidential information and trade secrets relating to the business and affairs of both the Company and its clients. Executive agrees that Executive will not, other than in the ordinary course of business and subject to receipt of an appropriate Confidentiality Agreement, during or after any term of employment, directly or indirectly use or disclose to any person, firm or corporation any confidential information regarding the clients, customers, business practices, products, research programs of the Company, third parties with whom the Company has confidentiality obligations, or its clients acquired by Executive during Executive's employment, unless Executive has obtained the Company's advance written consent specifically authorizing Executive's disclosure or use thereof.

                  8.2 NON-COMPETITION. Executive agrees that, for a period beginning with the Effective Date of this Agreement and ending eighteen months after the date of termination of employment by the Company, Executive will not, either individually or in conjunction with any person, firm, association, syndicate, company or corporation, directly or indirectly (as principal, agent, employee, director, officer, shareholder, partner, independent contractor, individual proprietor, or as an investor who has made advances, loans or contributions to capital, or in any other manner whatsoever) compete with company in the business then conducted by Company. Executive also agrees that, during such period, Executive will not solicit or encourage any persons who, during such period, were employees of

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Company to (i) terminate such persons' employment with Company; or (ii) become affiliated with any person, firm, association, syndicate, company or corporation which is in a business similar to that of the Company and in which Executive, either directly or indirectly, has an interest.

                  8.3 ANTI-RAIDING. Executive agrees that during the term of his employment hereunder, and, thereafter for a period of eighteen months, Executive will not, as principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity other that the Company, or in any individual or representative capacity whatsoever, directly or indirectly, without the prior express written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company or employ or attempt to employ any such person or persons who at any time during the preceding twelve months was in the employ of the Company.

                  8.4 INJUNCTION. Executive acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of any of the above provisions of this Section 8 hereof will cause the Company irreparable injury and incalculable harm and, therefore, the Company will have "no adequate remedies at law". Executive, therefore, agrees in advance that Company shall be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Company may have with respect to such breach or threatened breach. The Executive agrees that in such action, if the Company makes a prima facie showing that Executive has violated or apparently intends to violate any of the provisions of this Section 8, the Company need not prove either damage or irreparable injury in order to obtain injunctive relief. The Company and Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in the State of New York and each of the parties hereto agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

                  8.5      SEVERABILITY. If any provision contained within this
Section 8 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then such restriction shall be enforced to the maximum extent permitted by law, and Executive agrees that such extent, duration or scope may be modified in any proceeding brought to enforce such restriction.

         9. NO MITIGATION. You will not be required to mitigate the amount of any payment or benefit provided for in this agreement by seeking other employment or otherwise, and there will be no offsets against amounts due you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain.

         10.      ARBITRATION.

         Except with respect to any proceeding brought under Section 8 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Employment Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in the State of New York pursuant to the rules then applying of the American Arbitration Association, JAMS or such other association as may be mutually agreed upon by the parties. The arbitrators shall consist of one representative selected by the Company, one representative selected by the Executive and one representative selected by the first two arbitrators. The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or

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determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Should either the Company or the Executive fail to appoint an arbitrator as required by this
Section 10 within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Agreement. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.

         11.      NOTICES.

         All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the date sent), to the parties at their respective addresses hereinabove set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith. Copies of all notices shall be sent to each party at the address first set forth above; provided, however, that the Company shall provide notice to the Executive by delivering notice to:

Steven Eckhaus
Eckhaus & Olson
230 Park Avenue
New York, NY 10169-2525
(212) 986-6200 tel
(212) 661-2153 fax
sge@eckhausolson.com

         12.      GENERAL.

                  12.1 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

                  12.2 CAPTIONS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  12.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                  12.4 SEVERABILITY. If any of the provisions of this Agreement shall be unlawful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.

                  12.5 WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

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                  12.6     COUNTERPARTS. This Agreement may be executed in one
or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

                  12.7 ASSIGNABILITY. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

                  12.8 AMENDMENT. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHIRAL QUEST, LLC                           ALAN ROTH

By: /s/ Michael Weiser                      By: /s/ Alan Roth
    ------------------------                    -------------------------------
Name:  Michael Weiser, M.D.                 Name: Alan Roth
Title: President

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